Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO,CA – (April 25, 2019) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $22,726,000 for the quarter ended March 31, 2019, compared to $23,211,000 during the trailing quarter December 31, 2018 and $13,910,000 during the quarter ended March 31, 2018. Diluted earnings per share were $0.74 for the first quarter of 2019, compared to $0.76 for the fourth quarter of 2018 and $0.60 for the first quarter of 2018.

Financial Highlights

Performance highlights and other developments for the Company during the three months ended March 31, 2019 included the following:

•	For the three months ended March 31, 2019, the Company’s return on average assets was 1.41% and the return on average equity was 10.78%.

•	As of March 31, 2019, the Company reached record levels of total loans, total assets and total deposits which were $4.03 billion, $6.47 billion and $5.43 billion, respectively.

•	The loan to deposit ratio remained stable at 74.3% at March 31, 2019 as compared to 75.0% at December 31, 2018 and 75.2% at March 31, 2018.

•	Net interest margin grew 32 basis points to 4.46% on a tax equivalent basis as compared to 4.14% in the quarter ended March 31, 2018 and decreased by 7 basis points from the trailing quarter.

•	Non-interest bearing deposits as a percentage of total deposits were 32.4% at March 31, 2019, as compared to 32.8% at December 31, 2018 and 33.3% at March 31, 2018.

•

The average rate of interest paid on deposits, including noninterest-bearing deposits, remained low at 0.20%, with no change from the trailing quarter and an increase of 9 basis points from the average rate paid during the same quarter of the prior year.

•	Non-performing assets to total assets were 0.34% as of March 31, 2019 as compared to 0.47% and 0.54% at December 31, 2018 and March 31, 2018, respectively.

•

The balance of nonperforming loans decreased by $7.9 million and recoveries on previously charged-off loans significantly contributed to the $1.6 million reversal of the allowance for loan losses during the period.

•	The efficiency ratio increased slightly to 60.1% as compared to the trailing quarter, which had an efficiency ratio of 59.1%.

President and CEO, Rick Smith commented, “Our strategic focus on process improvement and efficiency through the use of technology, investments in the next generation of our leadership teams, and our commitment to delivering service with solutions to our customers remain as the keys to the continued success of the Company. With the storm filled weeks of winter behind us, we remain optimistic about the growth possibilities throughout the markets that we serve.”

Smith continued, “Regardless of the local, national or global economic and political volatility that transpires, we believe that TriCo’s strengths including our low cost of funds, overall credit quality and access to liquidity provide us with significant competitive advantages.”

Summary Results

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	$63,870	$64,002	$(132)	(0.2%)
Benefit from reversal of (provision for) loan losses	1,600	(806)	2,406	nm
Noninterest income	11,864	12,634	(770)	(6.1%)
Noninterest expense	(45,513)	(45,285)	(228)	0.5%
Provision for income taxes	(9,095)	(7,334)	(1,761)	24.0%

Net income	$22,726	$23,211	$(485)	(2.1%)

Diluted earnings per share	$0.74	$0.76	$(0.02)	(2.2%)
Dividends per share	$0.19	$0.19	—	0.0%
Average common shares	30,424	30,423	1	0.0%
Average diluted common shares	30,658	30,672	(14)	(0.0%)

Return on average total assets	1.41%	1.47%
Return on average equity	10.78%	11.43%
Efficiency ratio	60.10%	59.09%

	Three months ended March 31,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	$63,870	$44,986	$18,884	42.0%
Benefit from reversal of provision for loan losses	1,600	236	1,364	nm
Noninterest income	11,864	12,290	(426)	(3.5%)
Noninterest expense	(45,513)	(38,162)	(7,351)	19.3%
Provision for income taxes	(9,095)	(5,440)	(3,655)	67.2%

Net income	$22,726	$13,910	$8,816	63.4%

Diluted earnings per share	$0.74	$0.60	$0.14	23.3%
Dividends per share	$0.19	$0.17	$0.02	11.8%
Average common shares	30,424	22,956	7,468	32.5%
Average diluted common shares	30,658	23,283	7,375	31.7%

Return on average total assets	1.41%	1.17%
Return on average equity	10.78%	11.00%
Efficiency ratio	60.10%	66.63%

Balance Sheet

Deposit growth of $63,796,000 or 4.8% on an annualized basis during the first quarter of 2019 continued to provide benefit to the overall organic growth in total assets of $88,469,000 (5.6% annualized).

Trailing Quarter Balance Sheet Change

Ending balances	As of March 31,	As of December 31,		Impact of	Organic	Annualized Organic
($‘s in thousands)	2019	2018	$ Change	ASU 2016-02 (1)	$ Change	% Change
Total assets	$6,471,852	$6,352,441	$119,411	$30,942	$88,469	5.6%
Total loans	4,034,331	4,022,014	12,317	—	12,317	1.2%
Total investments	1,564,692	1,580,096	(15,404)	—	(15,404)	(3.9%)
Total deposits	$5,430,262	$5,366,466	$63,796	—	$63,796	4.8%

Total average assets increased by $78,473,000 (5.0% annualized) to $6,426,227,000 and total average deposits increased by $151,049,000 (11.5% annualized) to $5,393,188 as compared to the trailing quarter.

Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of March 31,	As of December 31,		Impact of	Organic	Annualized Organic
($‘s in thousands)	2019	2018	$ Change	ASU 2016-02 (1)	$ Change	% Change
Total assets	$6,426,227	$6,316,337	$109,890	$31,417	$78,473	5.0%
Total loans	4,023,864	4,026,569	(2,705)	—	(2,705)	(0.3%)
Total investments	1,567,584	1,521,780	45,804	—	45,804	12.0%
Total deposits	$5,393,188	$5,242,139	$151,049	—	$151,049	11.5%

(1)

On January 1, 2019, the Company recorded on its consolidated balance sheet a right-of-use asset for operating leases and a corresponding liability for payment obligations in conjunction with the adoption and implementation of the Accounting Standard Update (“ASU”) 2016-02: Leases, as issued by the Financial Accounting Standards Board (“FASB”).

In addition to the balance sheet changes which resulted from the acquisition of FNB Bancorp, total assets grew by $228,695,000 (4.8%) between March 2018 and March 2019. This growth was led by $129,915,000 (4.2%) of organic loan growth which was funded by $353,923,000 (8.7%) in organic deposit growth.

Year Over Year Balance Sheet Change

Ending balances	As of March 31,			Acquired	Organic	Organic
($‘s in thousands)	2019	2018	$ Change	Balances	$ Change	% Change
Total assets	$6,471,852	$4,779,957	$1,691,895	$1,463,200	$228,695	4.8%
Total loans	4,034,331	3,069,733	964,598	834,683	129,915	4.2%
Total investments	1,564,692	1,251,776	312,916	335,667	(22,751)	(1.8%)
Total deposits	$5,430,262	$4,084,404	$1,345,858	$991,935	$353,923	8.7%

Total equity increased to $853,278,000 at March 31, 2019 as compared to $827,373,000 at the close of the trailing quarter and inclusive of $8,927,000 and $17,879,000 in accumulated other comprehensive loss at the same periods, respectively. As a result, the Company’s book value per share increased to $28.04 at March 31, 2019 from $27.20 per share at December 31, 2018. The Company’s tangible book value per share, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, increased to $19.86 per share at March 31, 2019 from $18.97 per share at December 31, 2018. Excluding accumulated other comprehensive losses from total equity for both quarters, tangible book value per share increased to $20.16 at March 31, 2019 from $19.56 at December 31, 2018.

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$67,457	$68,065	$(608)	(0.9%)
Interest expense	(3,587)	(4,063)	476	(11.7%)
Fully tax-equivalent adjustment (FTE) (1)	322	322	0	0.0%

Net interest income (FTE)	$64,192	$64,324	$(132)	(0.2%)

Net interest margin (FTE)	4.46%	4.53%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,655	$1,982	$(327)	(16.5%)
Effect on average loan yield	0.17%	0.20%
Effect on net interest margin (FTE)	0.12%	0.14%

	Three months ended March 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$67,457	$47,121	$20,336	43.2%
Interest expense	(3,587)	(2,135)	(1,452)	68.0%
Fully tax-equivalent adjustment (FTE) (1)	322	312	10	3.2%

Net interest income (FTE)	$64,192	$45,298	$18,894	41.7%

Net interest margin (FTE)	4.46%	4.14%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,655	$632	$1,023	161.9%
Effect on average loan yield	0.17%	0.09%
Effect on net interest margin (FTE)	0.12%	0.06%

(1)

Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. During the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, purchased loan discount accretion was $1,655,000, $1,982,000, and $632,000, respectively. During the three months ended March 31, 2019, loans purchased at net premiums several years ago were repaid prior to expected maturity resulting in approximately $259,000 of accelerated amortization.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance (4)	Expense	Rate	Balance	Expense	Rate
Assets
Loans	$4,023,864	$54,398	5.41%	$4,026,569	$55,662	5.53%	$3,028,178	$38,049	5.03%
Investments - taxable	1,425,352	10,915	3.06%	1,378,182	10,660	3.09%	1,125,394	7,658	2.72%
Investments - nontaxable (1)	142,232	1,395	3.92%	143,598	1,395	3.89%	136,160	1,353	3.97%

Total investments	1,567,584	12,310	3.14%	1,521,780	12,055	3.17%	1,261,554	9,011	2.86%
Cash at Federal Reserve and other banks	168,518	1,071	2.54%	131,496	670	2.04%	90,864	373	1.64%

Total earning assets	5,759,966	67,779	4.71%	5,679,845	68,387	4.82%	4,380,596	47,433	4.33%
Other assets, net	666,261			636,492			360,631

Total assets	$6,426,227			$6,316,337			$4,741,227

Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,279,639	287	0.09%	$1,183,805	272	0.09%	$994,206	$211	0.08%
Savings deposits	1,926,339	1,133	0.24%	1,849,788	1,132	0.24%	1,371,377	411	0.12%
Time deposits	441,778	1,299	1.18%	459,658	1,190	1.04%	306,514	474	0.62%

Total interest-bearing deposits	3,647,756	2,719	0.30%	3,493,251	2,594	0.30%	2,672,097	1,096	0.16%
Other borrowings	15,509	13	0.34%	122,755	639	2.08%	107,781	342	1.27%
Junior subordinated debt	56,950	855	6.01%	57,019	830	5.82%	56,882	697	4.90%

Total interest-bearing liabilities	3,720,215	3,587	0.39%	3,673,025	4,063	0.44%	2,836,760	2,135	0.30%

Noninterest-bearing deposits	1,745,432			1,748,888			1,332,235
Other liabilities	117,490			81,899			66,219
Shareholders’ equity	843,090			812,525			506,013

Total liabilities and shareholders’ equity	$6,426,227			$6,316,337			$4,741,227

Net interest rate spread (1) (2)			4.32%			4.38%			4.03%
Net interest income and net interest margin (1) (3)		$64,192	4.46%		$64,324	4.53%		45,298	4.14%

(1)	Fully taxable equivalent (FTE)
(2)	Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)	Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
(4)

The reported amounts of average balances for the three months ended December 31, 2018 have been corrected for immaterial differences that were identified subsequent to the prior period’s earnings release and for purposes of ensuring that reclassifications of these amounts are presented on a comparable basis. These changes in average balances had no impact on the aggregate amounts of income or expense previously reported but did have an immaterial impact on the calculated rates and yields.

Net interest income (FTE) during the three months ended March 31, 2019 decreased $132,000 or 0.2% to $64,192,000 compared to $64,324,000 during the three months ended December 31, 2018. The generally static level of net interest income (FTE) was due primarily to negligible changes in the average balances and mix of interest earnings assets and interest bearing liabilities during the quarter but negatively impacted by the repayment of loans prior to anticipated maturity that were acquired for net premiums.

The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, has increased by 1.50% to 5.50% at March 31, 2019 as compared to 4.00% at March 31, 2018. The most recent increase of the index was during December 2018, with an increase of 25 basis points. As such, there were minimal changes to loan yields as compared to the trailing quarter. However, as compared to the same quarter in the prior year, average loan yields increased 38 basis points from 5.03% during the three months ended March 31, 2018 to 5.41% during the three months ended March 31, 2019. Of the 38 basis point increase in yields on loans, 30 basis points was attributable to increases in market rates while 8 basis points was from increased accretion of purchased loans.

The impact of changes in rates and volumes of interest bearing liabilities resulted in a decrease in interest expense of $476,000 during the current quarter. Declines in interest expense on other borrowings contributed to $626,000 of the decrease which was partially offset by a $109,000 increase in interest expense on time deposits and an additional $25,000 in expense on variable rate junior subordinated debt. Comparing the quarter ended March 31, 2019 to the trailing quarter, the total cost of interest bearing liabilities decreased by 5 basis points to 0.39% but increased 9 basis points from the same quarter in the prior year due in part to differences in market rates associated with deposits acquired from First National Bank of Northern California and to increases in the variable rates paid on other borrowings and subordinated debt.

Asset Quality and Loan Loss Provisioning

The Company recorded a benefit from the reversal of provision for loan losses of $1,600,000 during the three months ended March 31, 2019 as compared to a benefit from the reversal of provision of $236,000 in the same quarter of the prior year. The benefit from the reversal of the provision was necessitated in part by $1,082,000 in net recoveries on previously charged-off loans during the first quarter of 2019 as compared to net charge-offs of $114,000 in the first quarter of 2018. Additionally, while the Company remains cautious about the risks associated with trends in California real estate prices and the affordability of housing in the markets served by the Company, changes in affordability and energy related index rates improved during the quarter ended March 31, 2019. The qualitative factors associated with these two measures reduced the level of calculated required reserves by approximately $1,059,000.

Provision for Income Taxes

The Company’s effective tax rate was 28.6% for the quarter ended March 31, 2019 as compared to 28.1% for the same quarter in the prior year. As previously reported, the Company’s effective tax rate was 24.0% for the quarter ended December 31, 2018 which was benefited by certain tax method elections. Absent the benefits made possible through these elections, the Company’s effective tax rate would have been 27.5% for the quarter ended December 31, 2018.

Non-interest Income

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended March 31,
(dollars in thousands)	2019	2018	$ Change	% Change
ATM and interchange fees	$4,581	$4,235	$346	8.2%
Service charges on deposit accounts	3,880	3,779	101	2.7%
Other service fees	771	714	57	8.0%
Mortgage banking service fees	483	517	(34)	(6.6%)
Change in value of mortgage servicing rights	(645)	111	(756)	(681.1%)

Total service charges and fees	9,070	9,356	(286)	(3.1%)

Increase in cash value of life insurance	775	608	167	27.5%
Asset management and commission income	642	876	(234)	(26.7%)
Gain on sale of loans	412	626	(214)	(34.2%)
Lease brokerage income	220	128	92	71.9%
Sale of customer checks	140	101	39	38.6%
Gain on sale of foreclosed assets	99	371	(272)	(73.3%)
Gain (loss) on marketable equity securities	36	(47)	83	(176.6%)
Loss on disposal of fixed assets	(38)	(13)	(25)	192.3%
Other	508	284	224	78.9%

Total other noninterest income	2,794	2,934	(140)	(4.8%)

Total noninterest income	$11,864	$12,290	$(426)	(3.5%)

Noninterest income decreased $426,000 (3.5%) to $11,864,000 during the three months ended March 31, 2019 compared to the three months ended March 31, 2018. The decrease in noninterest income was due primarily to a $756,000 (681.1%) decrease in the fair value of mortgage servicing rights, $234,000 (26.7%) decrease in asset management and commission income, $214,000 (34.2%) decrease in gain on sale of loans, and a $272,000 (73.3%) decrease on the gain on sale of foreclosed assets. Offsetting the decreases in non-interest income was an increase in ATM and interchange fees of $346,000 (8.2%), an increase in service charges on deposit accounts of $101,000 (2.7%), and an increase in the cash value of life insurance of $167,000 (27.5%). The fair value of the mortgage servicing asset decreased as compared to the first quarter in the prior year due to changes in the assumptions utilized in determining the fair value. Specifically, increased prepayment speeds and decreases in the 15 and 30 year mortgage rates were the largest contributors to the decline in fair value of the mortgage servicing asset.

	Three months ended
(dollars in thousands)	March 31, 2019	December 31, 2018	$ Change	% Change
ATM and interchange fees	$4,581	$4,914	$(333)	(6.8%)
Service charges on deposit accounts	3,880	4,059	(179)	(4.4%)
Other service fees	771	832	(61)	(7.3%)
Mortgage banking service fees	483	511	(28)	(5.5%)
Change in value of mortgage servicing rights	(645)	(184)	(461)	250.5%

Total service charges and fees	9,070	10,132	(1,062)	(10.5%)

Increase in cash value of life insurance	775	722	53	7.3%
Asset management and commission income	642	737	(95)	(12.9%)
Gain on sale of loans	412	540	(128)	(23.7%)
Lease brokerage income	220	164	56	34.1%
Sale of customer checks	140	122	18	14.8%
Gain on sale of foreclosed assets	99	18	81	450.0%
Gain on marketable equity securities	36	28	8	28.6%
(Loss) gain on disposal of fixed assets	(38)	21	(59)	(281.0%)
Other	508	150	358	238.7%

Total other noninterest income	2,794	2,502	292	11.7%

Total noninterest income	$11,864	$12,634	$(770)	(6.1%)

Noninterest income decreased $770,000 (6.1%) to $11,864,000 during the three months ended March 31, 2019 compared to the three months ended December 31, 2018. The decrease in noninterest income was due primarily to a $1,062,000 (10.5%) decrease in total service charges and fees, which comprised primarily of a $461,000 (250.5%) decrease in the fair value of the mortgage servicing rights and $333,000 (6.8%) decrease in ATM and interchange fees. Partially offsetting the decreases in non-interest income was an increase in other miscellaneous income of $358,000 (238.7%).

Non-interest Expense

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended March 31,
	2019	2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$16,757	$13,962	$2,795	20.0%
Incentive compensation	2,567	2,452	115	4.7%
Benefits and other compensation costs	5,804	5,238	566	10.8%

Total salaries and benefits expense	25,128	21,652	3,476	16.1%

Occupancy	3,774	2,681	1,093	40.8%
Data processing and software	3,349	2,514	835	33.2%
Equipment	1,867	1,551	316	20.4%
Intangible amortization	1,431	339	1,092	322.1%
Advertising	1,331	838	493	58.8%
ATM and POS network charges	1,323	1,226	97	7.9%
Professional fees	839	773	66	8.6%
Telecommunications	797	701	96	13.7%
Regulatory assessments and insurance	511	430	81	18.8%
Merger and acquisition expense	—	476	(476)	(100.0%)
Postage	310	358	(48)	(13.4%)
Operational losses	225	294	(69)	(23.5%)
Courier service	270	267	3	1.1%
Other miscellaneous expense	4,358	4,062	296	7.3%

Total other noninterest expense	20,385	16,510	3,875	23.5%

Total noninterest expense	$45,513	$38,162	$7,351	19.3%

Average full time equivalent staff	1,138	1,002

Salary and benefit expenses increased $3,476,000 (16.1%) to $25,128,000 during the three months ended March 31, 2019 compared to $21,652,000 during the three months ended March 31, 2018. Base salaries, net of deferred loan origination costs increased $2,795,000 (20.0%) to $16,757,000. The increase in base salaries was due primarily to a 13.6% increase in average full time equivalent employees to 1,138 from 1,002 in the year-ago quarter. Commissions and incentive compensation increased $115,000 (4.7%) to $2,567,000 during the three months ended March 31, 2019 compared to the year-ago quarter due primarily to organic loan and deposit growth. Benefits & other compensation expense increased $566,000 (10.8%) to $5,804,000 during the three months ended March 31, 2019 due primarily to increases in the average full time equivalent employees, as mentioned above.

Other noninterest expense increased $3,875,000 (23.5%) to $20,385,000 during the three months ended March 31, 2019 compared to the three months ended March 31, 2018. The increase in other noninterest expense was due primarily to increased overhead operating costs related to the additional branches as a result of the prior year acquisition of FNB Bancorp. Highlighting those increases were intangible amortization, occupancy, data processing and software, and advertising expenses, which increased by $1,092,000, $1,093,000, $835,000 and $493,000, respectively, as compared to the prior year quarter. The increases in noninterest expenses were partially offset by decreased merger & acquisition expenses of $476,000.

	Three months ended
	March 31, 2019	December 31, 2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$16,757	$16,980	$(223)	(1.3%)
Incentive compensation	2,567	3,313	(746)	(22.5%)
Benefits and other compensation costs	5,804	4,721	1,083	22.9%

Total salaries and benefits expense	25,128	25,014	114	0.5%

Occupancy	3,774	3,565	209	5.9%
Data processing and software	3,349	3,042	307	10.1%
Equipment	1,867	1,713	154	9.0%
Intangible amortization	1,431	1,431	—	0.0%
Advertising	1,331	1,364	(33)	(2.4%)
ATM and POS network charges	1,323	1,413	(90)	(6.4%)
Professional fees	839	1,071	(232)	(21.7%)
Telecommunications	797	822	(25)	(3.0%)
Regulatory assessments and insurance	511	522	(11)	(2.1%)
Postage	310	220	90	40.9%
Operational losses	225	497	(272)	(54.7%)
Courier service	270	518	(248)	(47.9%)
Other miscellaneous expense	4,358	4,093	265	6.5%

Total other noninterest expense	20,385	20,271	114	0.6%

Total noninterest expense	$45,513	$45,285	$227	0.5%

Average full time equivalent staff	1,138	1,134

Salary and benefit expenses increased $114,000 (0.5%) to $25,128,000 during the three months ended March 31, 2019 compared to $25,014,000 during the three months ended December 31, 2018. Base salaries, net of deferred loan origination costs decreased $223,000 (1.3%) to $16,757,000. Commissions and incentive compensation decreased $746,000 (22.5%) to $2,567,000 during the three months ended March 31, 2019 compared to the trailing quarter due primarily to lack of organic loan and deposit growth. Benefits & other compensation expense increased $1,083,000 (22.9%) to $5,804,000 during the three months ended March 31, 2019 due primarily to increases in group insurance and employer taxes.

Other noninterest expense increased $114,000 (0.6%) to $20,385,000 during the three months ended March 31, 2019 compared to the trailing quarter. Increases in occupancy, data processing and software, and equipment were offset by decrease in professional fees, operational losses, and courier service.

About TriCo Bancshares

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; mergers and acquisitions; changes in the level of our nonperforming assets and charge-offs; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; the impact of competition from other financial service providers; the possibility that any of the anticipated benefits of our recent merger with FNBB will not be realized or will not be realized within the expected time period, or that integration of FNBB’s operations will be more costly or difficult than expected; the challenges of integrating and retaining key employees; unanticipated regulatory or judicial proceedings; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES - CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Revenue and Expense Data
Interest income	$67,457	$68,065	$64,554	$48,478	$47,121
Interest expense	3,587	4,063	4,065	2,609	2,135

Net interest income	63,870	64,002	60,489	45,869	44,986
Provision for (benefit from) loan losses	(1,600)	806	2,651	(638)	(236)
Noninterest income:
Service charges and fees	9,070	10,132	9,743	9,228	9,356
Gain on sale of investment securities	—	—	207	—	—
Other income	2,794	2,502	2,236	2,946	2,934

Total noninterest income	11,864	12,634	12,186	12,174	12,290
Noninterest expense:
Salaries and benefits	25,128	25,014	25,823	21,453	21,652
Occupancy and equipment	5,641	5,278	5,056	4,357	4,232
Data processing and network	4,672	4,455	3,981	4,116	3,740
Other noninterest expense	10,072	10,538	12,518	7,944	8,538

Total noninterest expense	45,513	45,285	47,378	37,870	38,162

Total income before taxes	31,821	30,545	22,646	20,811	19,350

Provision for income taxes	9,095	7,334	6,476	5,782	5,440

Net income	$22,726	$23,211	$16,170	$15,029	$13,910

Share Data
Basic earnings per share	$0.75	$0.76	$0.54	$0.65	$0.61
Diluted earnings per share	$0.74	$0.76	$0.53	$0.65	$0.60
Dividends per share	$0.19	$0.19	$0.17	$0.17	$0.17
Book value per common share	$28.04	$27.20	$26.37	$22.27	$22.01
Tangible book value per common share (1)	$19.86	$18.97	$18.10	$19.28	$19.00
Shares outstanding	30,432,419	30,417,223	30,417,818	23,004,153	22,956,323
Weighted average shares	30,424,184	30,422,687	30,011,307	22,983,439	22,956,239
Weighted average diluted shares	30,657,833	30,671,723	30,291,225	23,276,471	23,283,127
Credit Quality
Loans past due 30 days or more	$16,761	$17,368	$13,218	$11,626	$20,416
Nonperforming originated loans	13,737	19,416	17,087	17,077	16,080
Total nonperforming loans	19,565	27,494	27,148	25,420	24,381
Total nonperforming assets	21,880	29,774	28,980	26,794	25,945
Loans charged-off	726	424	1,142	318	480
Loans recovered	$1,808	$596	$570	$507	$366
Selected Financial Ratios
Return on average total assets	1.41%	1.47%	1.05%	1.25%	1.17%
Return on average equity	10.78%	11.43%	9.11%	11.78%	11.00%
Average yield on loans	5.41%	5.53%	5.27%	5.06%	5.03%
Average yield on interest-earning assets	4.71%	4.82%	4.61%	4.38%	4.33%
Average rate on interest-bearing deposits	0.30%	0.30%	0.25%	0.18%	0.16%
Average cost of total deposits	0.20%	0.20%	0.16%	0.12%	0.11%
Average rate on borrowings and subordiated debt	4.79%	3.27%	2.63%	2.80%	2.52%
Average rate on interest-bearing liabilities	0.39%	0.44%	0.44%	0.36%	0.30%
Net interest margin (fully tax-equivalent)	4.46%	4.53%	4.32%	4.14%	4.14%
Loans to deposits	74.29%	74.95%	79.08%	77.17%	75.16%
Efficiency ratio	60.10%	59.09%	65.19%	65.24%	66.63%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,655	$1,982	$2,098	$559	$632
All other loan interest income	52,743	53,680	51,004	38,745	37,417
Total loan interest income	$54,398	$55,662	$53,102	$39,304	$38,049

(1)

Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that result by the shares outstanding at the end of the period. Management believes that tangible book value per common share is meaningful because it is a measure that the Company and investors commonly use to assess shareholder value.

TRICO BANCSHARES - CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Balance Sheet Data
Cash and due from banks	$318,708	$227,533	$226,543	$184,062	$182,979
Securities, available for sale	1,116,426	1,117,910	1,058,806	757,075	738,785
Securities, held to maturity	431,016	444,936	459,897	477,745	496,035
Restricted equity securities	17,250	17,250	17,250	16,956	16,956
Loans held for sale	5,410	3,687	3,824	3,601	2,149
Loans:
Commercial loans	269,163	276,548	289,645	237,619	216,015
Consumer loans	418,352	418,982	421,287	350,925	348,789
Real estate mortgage loans	3,129,339	3,143,100	3,132,202	2,401,040	2,359,379
Real estate construction loans	217,477	183,384	184,302	156,729	145,550

Total loans, gross	4,034,331	4,022,014	4,027,436	3,146,313	3,069,733
Allowance for loan losses	(32,064)	(32,582)	(31,603)	(29,524)	(29,973)

Total loans, net	4,002,267	3,989,432	3,995,833	3,116,789	3,039,760
Premises and equipment	89,275	89,347	89,290	59,014	58,558
Cash value of life insurance	117,841	117,318	116,596	99,047	98,391
Accrued interest receivable	20,431	19,412	19,592	14,253	12,407
Goodwill	220,972	220,972	220,972	64,311	64,311
Other intangible assets	27,849	29,280	30,711	4,496	4,835
Operating leases, right-of-use	30,942	—	—	—	—
Other assets	73,465	75,364	79,551	65,804	64,791

Total assets	$6,471,852	$6,352,441	$6,318,865	$4,863,153	$4,779,957
Deposits:
Noninterest-bearing demand deposits	$1,761,559	$1,760,580	$1,710,505	$1,369,834	$1,359,996
Interest-bearing demand deposits	1,297,672	1,252,366	1,152,705	1,006,331	1,022,299
Savings deposits	1,925,168	1,921,324	1,801,087	1,385,268	1,395,481
Time certificates	445,863	432,196	428,820	315,789	306,628

Total deposits	5,430,262	5,366,466	5,093,117	4,077,222	4,084,404
Accrued interest payable	2,195	1,997	1,729	1,175	958
Operating lease liability	30,204	—	—	—	—
Other liabilities	86,362	83,724	82,077	62,623	67,393
Other borrowings	12,466	15,839	282,831	152,839	65,041
Junior subordinated debt	57,085	57,042	56,996	56,950	56,905

Total liabilities	$5,618,574	$5,525,068	$5,516,750	$4,350,809	$4,274,701
Common stock	542,340	541,762	541,519	256,590	256,226
Retained earnings	319,865	303,490	287,555	276,877	266,235
Accumulated other comprehensive loss	(8,927)	(17,879)	(26,959)	(21,123)	(17,205)

Total shareholders’ equity	$853,278	$827,373	$802,115	$512,344	$505,256
Average Balance Data
Average loans	$4,023,864	$4,026,569	$4,028,462	$3,104,126	$3,028,178
Average interest-earning assets	$5,759,966	$5,679,845	$5,638,162	$4,457,660	$4,380,596
Average total assets	$6,426,227	$6,316,337	$6,168,344	$4,814,523	$4,741,227
Average deposits	$5,393,188	$5,242,139	$5,068,841	$4,042,110	$4,004,332
Average borrowings and subordinated debt	$72,459	$179,774	$303,610	$196,235	$164,663
Average total equity	$843,090	$812,525	$709,762	$510,433	$506,013
Capital Ratio Data
Total risk based capital ratio	14.4%	14.4%	13.9%	13.9%	13.9%
Tier 1 capital ratio	13.6%	13.7%	13.2%	13.1%	13.0%
Tier 1 common equity ratio	12.5%	12.5%	12.0%	11.7%	11.6%
Tier 1 leverage ratio	10.6%	10.7%	10.7%	10.9%	10.8%
Tangible capital ratio (1)	9.7%	9.5%	9.1%	9.3%	9.3%

(1)

Tangible capital ratio is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and total assets and then dividing the adjusted assets by the adjusted equity. Management believes that the tangible capital ratio is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

*****************